Exhibit 99.1

PRESS RELEASE	Contact:	Frank J. Bilban
July 31, 2018		Vice President & CFO

ENCORE WIRE REPORTS SECOND QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter of 2018.
Net sales for the second quarter ended June 30, 2018 were $336.8 million compared to $291.5 million during the second quarter of 2017. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 0.1% in the second quarter of 2018 versus the second quarter of 2017. The average selling price of wire per copper pound sold increased 17.2% in the second quarter of 2018 versus the second quarter of 2017. Copper wire sales prices increased primarily due to the higher price of copper purchased, which increased 18.7% versus the second quarter of 2017. Net income for the second quarter of 2018 was $18.1 million versus $10.9 million in the second quarter of 2017. Fully diluted net earnings per common share increased 64.8% to $0.86 in the second quarter of 2018 versus $0.52 in the second quarter of 2017.
Net sales for the six months ended June 30, 2018 were $628.2 million compared to $570.9 million during the same period in 2017. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 3.8% in the six months ended June 30, 2018 versus the six months ended June 30, 2017. The average selling price of wire per copper pound sold increased 16.4% in the six months ended June 30, 2018 versus the six months ended June 30, 2017, driving the 10.0% increase in net sales dollars. Copper wire sales prices increased primarily due to the higher price of copper purchased, which increased 18.5% in the six months ended June 30, 2018 versus the same period in 2017. Net income for the six months ended June 30, 2018 increased 19.9% to $29.4 million versus $24.6 million in the same period in 2017. Fully diluted net earnings per common share were $1.41 in the six months ended June 30, 2018 versus $1.18 in the same period in 2017.
On a sequential quarter comparison, net sales for the second quarter of 2018 were $336.8 million versus $291.4 million during the first quarter of 2018. Sales dollars increased due to a 16.5% unit volume increase of copper building wire sold, offset slightly by a 1.3% decrease in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices decreased primarily due to a decrease of 1.4% in the price of copper purchased. Net income for the second quarter of 2018 was $18.1 million versus $11.4 million in the first quarter of 2018. Fully diluted net income per common share was $0.86 in the second quarter of 2018 versus $0.54 in the first quarter of 2018.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased with our improved results in the second quarter and on a year to date comparison. There are some key items to note. Net sales dollars increased significantly, in both the quarterly and six month comparisons of 2018 to 2017. The increased top line was driven primarily by higher copper raw material prices. Unit volumes bounced back strongly in the second quarter of 2018 versus the first quarter of 2018, rising 16.5% in copper pounds shipped. Margins increased in both the quarterly and six month comparisons of 2018 versus 2017. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread increased 14.2% in the second quarter of 2018 versus the second quarter of 2017, and increased 12.1% on the six month comparison while declining 1.1% on a sequential quarter comparison. The copper spread expanded 14.2% as the average price of copper purchased increased 18.7% in the second quarter of 2018 versus the second quarter of 2017, while the average selling price of wire sold increased 17.2%. The percentage change on sales is on a higher nominal dollar amount than on purchases and, therefore, spreads change on a nominal dollar basis. The $0.32 increase in sequential quarterly earnings was driven primarily by the strong rebound in unit sales, including an $0.11 positive variance in stock compensation expense in the second quarter of 2018 versus the first quarter of 2018. In aluminum wire, which represented 7.3% of our net sales in the second quarter of 2018, we continued to experience pressure on margins due to import competition from China. We will continue to monitor conditions regarding aluminum wire and will take action to enforce our rights under the U.S. trade remedy laws if we determine that further action is warranted.

The U.S. economy appears strong, as is construction activity. Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year. We believe our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $102.0 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the second quarter results on Wednesday, August 1, 2018, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 888-517-2464, and the passcode is 6219252#. A telephone replay of this conference call will be available at 888-843-7419, conference reference 6219252#, until August 31, 2018. A replay of this conference call will also be accessible in the Investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper and aluminum pricing environment, the existence of unfair import competition, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2017 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
In Thousands	2018	2017	2018	2017
Net Income	$18,089	$10,933	$29,442	$24,565
Income Tax Expense	5,303	5,640	8,901	12,492
Interest Expense	85	59	144	117
Depreciation and Amortization	4,104	3,850	8,213	7,648
EBITDA	$27,581	$20,482	$46,700	$44,822

Encore Wire Corporation
Consolidated Balance Sheets
(In Thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets
Cash	$102,020	$123,362
Receivables, net	258,414	228,885
Inventories	96,866	92,365
Prepaid Expenses and Other	3,885	2,372
Total Current Assets	461,185	446,984
Property, Plant and Equipment, net	293,364	286,798
Other Assets	165	193
Total Assets	$754,714	$733,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$34,684	$36,330
Accrued Liabilities and Other	26,941	35,301
Total Current Liabilities	61,625	71,631
Long-Term Liabilities
Deferred Income Taxes	21,760	20,999
Total Long-Term Liabilities	21,760	20,999
Total Liabilities	83,385	92,630
Stockholders’ Equity
Common Stock	269	269
Additional Paid-in Capital	59,568	58,192
Treasury Stock	(91,056)	(91,056)
Retained Earnings	702,548	673,940
Total Stockholders’ Equity	671,329	641,345
Total Liabilities and Stockholders’ Equity	$754,714	$733,975

Encore Wire Corporation
Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	(Unaudited)

Net Sales	$336,793	100.0%	$291,534	100.0%	$628,224	100.0%	$570,926	100.0%
Cost of Goods Sold	292,296	86.8%	255,662	87.7%	546,232	86.9%	495,849	86.8%
Gross Profit	44,497	13.2%	35,872	12.3%	81,992	13.1%	75,077	13.2%

Selling, General and Administrative Expenses	21,498	6.4%	19,319	6.6%	44,385	7.1%	38,056	6.7%
Operating Income	22,999	6.8%	16,553	5.7%	37,607	6.0%	37,021	6.5%

Net Interest & Other Income	393	0.1%	20	—%	736	0.1%	36	—%
Income before Income Taxes	23,392	6.9%	16,573	5.7%	38,343	6.1%	37,057	6.5%

Provision for Income Taxes	5,303	1.6%	5,640	1.9%	8,901	1.4%	12,492	2.2%
Net Income	$18,089	5.4%	$10,933	3.8%	$29,442	4.7%	$24,565	4.3%

Basic Earnings Per Share	$0.87		$0.53		$1.41		$1.18
Diluted Earnings Per Share	$0.86		$0.52		$1.41		$1.18
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,847		20,751		20,838		20,745
Diluted	20,918		20,835		20,911		20,834
Cash Dividends Declared per Share	$0.02		$0.02		$0.04		$0.04

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